Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

AMONG

KULR TECHNOLOGY GROUP, INC.

AND

THE STOCKHOLDERS OF TECHTOM CO., LTD.

Dated April 2, 2019

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT is made as of April 2, 2019 (the “Agreement”), among KULR Technology Group, Inc., a Delaware corporation (the “Purchaser”), and all of the stockholders of TECHTOM Co., Ltd. (“TECHTOM”), which stockholders are listed on Schedule 1 hereof (collectively the “Sellers”). Each of the Purchaser and the Sellers may be referred to herein individually as a “Party” or collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Sellers are the sole stockholders of, and own all of the issued and outstanding capital stock (the “TT Stock”), of TECHTOM; and

WHEREAS, the Sellers desire to sell to Purchaser, and the Purchaser desires to purchase from the Sellers, the TT Stock, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

Article I SALE AND PURCHASE OF SHARES

1.1	Sale and Purchase of TT Stock.

Upon the terms and subject to the conditions contained herein, on the Closing Date each Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from each Seller, all TT Stock of TECHTOM owned by such Seller set forth opposite such Seller's name on Schedule 1 attached hereto and any and all the claims the Sellers may have against TECHTOM, including any liabilities owed by TECHTOM to the Sellers (collectively, the “Claims”), which Claims include the “book value” of a personal loan owed by TECHTOM to a Seller.

Article II PURCHASE PRICE AND PAYMENT; OPTION TO UNWiND

2.1	Purchase Price.

Subject to the terms and conditions of this Agreement, the Purchaser shall pay to the Sellers, against delivery of the TT Stock and transfer of the Claims, an aggregate purchase price equal to: (i) One Million Seven Hundred Thousand Dollars ($1,700,000) in cash (“Cash Consideration”) and (ii) One Hundred (100) shares of the Purchaser’s Series C Convertible Preferred Stock (“KUTG Stock”), which KUTG Stock shall have the rights, preferences, and limitation set forth in the Purchaser’s Certificate of Designation of Series C Convertible Preferred Stock attached hereto as Exhibit A, including but not limited to the right of such KUTG Stock to be convertible, after six (6) months, into Two Million (2,000,000) shares of the Purchaser’s common stock. The Cash Consideration and KUTG Stock shall be apportioned to the Sellers according to the percentages set forth on Schedule 1 opposite such Seller’s name.

2.2	Payment of Purchase Price.

Subject to the terms and conditions set forth in Section 2.3, in consideration for the sale, assignment, transfer, conveyance and delivery by the Sellers to the Purchaser of the TT Stock, Purchaser shall: (i) at the Closing, pay Eight Hundred Fifty Thousand Dollars ($850,000) of the Cash Consideration and issue Fifty (50) shares of the KUTG Stock to the Sellers in accordance with the percentages forth on Schedule 1 opposite such Seller’s name; and (ii) upon completion of an audit of TECHTOM’s year-end financial statements for the fiscal years ended April 30, 2019 and 2018 and a review of TECHTOM’s quarterly financial statements of any interim periods completed prior to the Closing Date (the year-end and quarterly financial statements, collectively the “Required Financial Statement”) by a PCAOB registered audit firm (the “Audit & Review”), (a) pay Three Hundred Fifty Thousand Dollars ($350,000) (the “Escrowed Funds”) to be held in escrow in accordance with the terms and conditions set forth in Section 2.3 and in the Escrow Agreement by and among the Parties in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”) to the Escrow Agent (as defined in the Escrow Agreement); (b) pay Five Hundred Thousand Dollars ($500,000) of the Cash Consideration to the Sellers; and (c) issue Fifty (50) shares of the KUTG Stock to the Sellers, in accordance with the percentages forth on Schedule 1 opposite such Seller’s name.

2.3	Purchase Price Escrow.

Notwithstanding the payments in the amounts and upon the occurrence of events set forth in Section 2.2 above, the Purchaser shall deposit the Escrowed Funds pursuant to the Escrow Agreement, which Escrowed Funds shall represent funds intended to be used, if necessary, by the Purchaser to satisfy and fulfill: (i) up to $100,000 of tax liability due upon filing of the fiscal year-end tax returns, pursuant to the obligations set forth in Section 6.4(a) hereof, and, after payment of such liability, if any, the remainder of the $100,000 of such Escrowed Funds set aside for this purpose shall be released to the Sellers upon filing of such tax returns; or (ii) up to $250,000 of indemnification obligations of Sellers under Article IX of this Agreement and, after payment of such obligations, if any, the remainder of the $250,000 of such Escrowed Funds set aside for this purpose shall be released to the Sellers after twelve (12) months following the Closing Date.

2.4	Option to Unwind.

In the event that the Audit & Review is not completed by the Seventy-Fourth (74th) calendar day following the Closing, the Purchaser shall have the right, at the Purchaser’s sole discretion, to require the Sellers to unwind the purchase and sale of the TT Stock. Upon exercise by the Purchaser of such option, the Sellers shall immediately, but in no event within five (5) business days, return any and all Cash Consideration actually paid to such Sellers to the Purchaser in accordance with the Purchaser’s instructions provided upon exercise of such option. In addition, the Sellers shall execute and deliver to the Purchaser any instrument and any certificates that are required to surrender for cancellation any and all KUTG Stock issued to the Purchaser.

Article III CLOSING AND TERMINATION

3.1	Closing Date.

Subject to the satisfaction of the conditions set forth in Sections 7.1 and 7.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the TT Stock provided for in Section 1 hereof (the “Closing”) shall take place at the offices of Sichenzia Ross Ference LLP, 1185 Avenue of the Americas, New York, NY 10036 (or at such other place as the parties may designate in writing) on such date as the Sellers and the Purchaser may designate. The Closing may also take place through the delivery of documents in electronic or telefaxed format or through courier delivery of actual signatures to counsel for the parties.

3.2	Termination of Agreement.

This Agreement may be terminated prior to the Closing by either (a) mutual written consent of the Sellers and the Purchaser or (b) the failure to complete the Closing by September 30, 2019. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser, or any Seller; provided, however, that nothing in this Section 3.2 shall relieve the Purchaser or any Seller of any liability for a breach of this Agreement.

Article IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers represents and warrants to the Purchaser that as of the Closing Date:

4.1	Organization and Good Standing of TECHTOM.

TECHTOM is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth above.

4.2	Authority.

(a)	TECHTOM has full power and authority (corporate and otherwise) to carry on its business and has all permits and licenses that are necessary to the conduct of its business or to the ownership, lease or operation of its properties and assets, except where the failure to have such permits and licenses would not have a material adverse effect on the TECHTOM’s business or operations taken as a whole (“Material Adverse Effect”).

(b)	The execution of this Agreement and the delivery hereof to the Purchaser and the sale contemplated herein have been, or will be prior to Closing, duly authorized by TECHTOM’s Board of Director’s and, if necessary, by TECHTOM’s stockholders having full power and authority to authorize such actions.

(c)	Neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement will violate, conflict with, result in a breach of, or constitute a default under any statute, regulation or other agreement to which TECHTOM or any Seller is a party or by which it or any of them is bound, any charter, regulation, or bylaw provision of TECHTOM, or any decree, order, or rule of any court or governmental authority or arbitrator that is binding on TECHTOM or any Seller in any way, except where such would not have a Material Adverse Effect.

4.3	Capitalization.

(a)	TECHTOM’s authorized capital stock consists of 3,000 shares of capital stock of which 1,565 shares are issued and outstanding as of the date hereof. The Sellers own 100% of the outstanding capital stock of TECHTOM.

(b)	There are no authorized or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which TECHTOM is or may become obligated to issue, assign or transfer any shares of capital stock of TECHTOM. Based upon the representations and warranties of the Sellers in this Agreement, upon the transfer to Purchaser on the Closing Date of the TT Stock, Purchaser will have good, legal, valid, marketable and indefeasible title to 100% of the then issued and outstanding shares of capital stock of TECHTOM, free and clear of any liens, pledges, encumbrances, charges, agreements, options, claims or other arrangements or restrictions of any kind, other than those imposed by applicable securities laws.

4.4	Basic Corporate Records.

The copies of the formation documents of TECHTOM (certified by the authorized official of the jurisdiction of incorporation), all of which have been delivered to the Purchaser, are true, correct and complete as of the date of this Agreement.

The minute books of TECHTOM, which shall be exhibited to the Purchaser between the date hereof and the Closing Date, each contain true, correct and materially complete minutes and records of all meetings, proceedings and other actions of the Board of Directors and stockholders of TECHTOM, except where such would not have a Material Adverse Effect and, on the Closing Date, will, contain true, correct and materially complete minutes and records of any meetings, proceedings and other actions of the Board of Directors and stockholders of TECHTOM.

4.5	Subsidiaries and Affiliates.

Any and all businesses, entities, enterprises and organizations in which TECHTOM has any ownership, voting or profit and loss sharing percentage interest (the “Subsidiaries”) are identified in Schedule 4.5 hereto, together with TECHTOM’s interest therein.

4.6	Consents.

No consents or approvals of any public body or authority and no consents or waivers from other parties to leases, licenses, franchises, permits, indentures, agreements or other instruments are (i) required for the lawful consummation of the transactions contemplated hereby, or (ii) necessary in order that the business currently conducted by TECHTOM can be conducted by the Purchaser in the same manner after the Closing as heretofore conducted by TECHTOM, nor will the consummation of the transactions contemplated hereby result in creating, accelerating or increasing any liability of TECHTOM, except where the failure of any of the foregoing would not have a Material Adverse Effect.

4.7	Financial Statements.

The Sellers have delivered, at or prior to Closing, to the Purchaser copies of the Required Financial Statements, which Required Financial Statements shall be prepared in a manner reasonably acceptable by the Purchaser to enable a PCAOB registered auditor to audit or review such Required Financial Statements, all of which Required Financial Statements will be true, complete and correct, and will have been prepared from the books and records of TECHTOM. The records and books of TECHTOM reflect all material assets and liabilities.

Other than as presented in the Required Financial Statements, there are no liabilities or obligations of TECHTOM of any kind whatsoever, whether accrued, fixed, absolute, contingent, determined or determinable.

4.8	Taxes.

For purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes and escheatment payments, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

TECHTOM has timely filed all returns, estimates, information statements and reports (“Tax Returns”) relating to Taxes required to be filed by TECHTOM with any Tax authority effective through the Closing Date. All such Tax Returns are true, correct and complete in all respects, except for immaterial amounts where such would not have a Material Adverse Effect.

Except for the consumption tax previously payable in January 2019, which tax will be paid before the Closing Date and pursuant to an extension received by TECHTOM’s taxing authorities, TECHTOM has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding or assessed against TECHTOM. TECHTOM has not executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

4.9	Real Property Matters.

TECHTOM does not own any real property as of the date hereof and has not owned any real property during the three years preceding the date hereof.

4.10	Lists of Contracts, Etc.

There is included in Schedule 4.10 a list of the following items (whether written or oral) relating to TECHTOM, which list identifies and fairly summarizes each item (collectively, “Contracts”):

(a)	All joint venture contracts of TECHTOM or affiliates relating to its business;

(b)	All contracts of TECHTOM relating to (a) obligations for borrowed money and (b) obligations under capital leases, (e) debt of others secured by a lien on any asset of TECHTOM, and (f) debts of others guaranteed by TECHTOM;

(c)	All agreements of TECHTOM relating to the supply of raw materials for and the distribution of the products of its business, including without limitation all sales agreements, manufacturer’s representative agreements and distribution agreements of whatever magnitude and nature, and any commitments therefor;

(d)	All contracts that individually provide for aggregate future payments to or from TECHTOM of $25,000 or more, to the extent not included in (a) through (c) above;

(e)	All contracts of TECHTOM that have a term exceeding one year and that may not be cancelled without any liability, penalty or premium, to the extent not included in (a) through (d) above;

(f)	All contracts, agreements and commitments of TECHTOM set forth in Schedule 4.10 are valid, binding and in full force and effect, and (ii) neither TECHTOM nor, any other party to any such contract, agreement, or commitment has materially breached any provision thereof or is in default thereunder. Immediately after the Closing, each such contract, agreement or commitment will continue in full force and effect without the imposition or acceleration of any burdensome condition or other obligation on TECHTOM resulting from the sale of the TT Stock by the Sellers.

4.11	Compliance With the Law.

TECHTOM is not in violation of any applicable federal, state, local or foreign law, regulation or order or any other, decree or requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal (including, but not limited to, any law, regulation order or requirement relating to securities, properties, business, products, manufacturing processes, advertising, sales or employment practices, terms and conditions of employment, occupational safety, health and welfare, conditions of occupied premises, product safety and liability, civil rights, or environmental protection, including, but not limited to, those related to waste management, air pollution control, waste water treatment or noise abatement), except where such would not have a Material Adverse Effect. TECHTOM has not been and is not now charged with, or to TECHTOM’s knowledge under investigation with respect to, any violation of any applicable law, regulation, order or requirement relating to any of the foregoing, nor, to TECHTOM’s knowledge after due inquiry, are there any circumstances that would or might give rise to any such violation. TECHTOM has filed all reports required to be filed with any governmental, regulatory or administrative agency or authority, except where the failure to file such would not have a Material Adverse Effect.

4.12	Litigation.

Except as specifically identified in the financial statements provided to the Purchaser or footnotes thereto or set forth in Schedule 4.12:

(a)	There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to TECHTOM’s knowledge, threatened, against the Sellers or TECHTOM, relating to its Business or TECHTOM or its properties (including leased property), or the transactions contemplated by this Agreement, nor is there any basis known to TECHTOM for any such action.

(b)	There are no judgments, decrees or orders of any court, or any governmental department, commission, board, agency or instrumentality binding TECHTOM relating to its Business or TECHTOM the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any business by TECHTOM or which limit or control or otherwise would have a Material Adverse Affect on its method or manner of doing business.

4.13	Absence of Certain Changes or Events.

TECHTOM has not, since its last fiscal quarter end, and will not, between its fiscal year end and the Closing Date, have:

(a)	Incurred any material obligation or liability (absolute, accrued, contingent or otherwise), except in the ordinary course of its business consistent with past practice or in connection with the performance of this Agreement; or

(b)	Issued any common stock, or other corporate securities, or made any declaration or payment of any dividend or any distribution in respect of its capital stock.

Each Seller, individually and not jointly, represents and warrants to the Purchaser as of the Closing Date that:

4.14	Ownership

With respect to Seller’s TT Stock, Seller is the lawful record and beneficial owner of all the Seller’s TT Stock, free and clear of any liens, pledges, encumbrances, charges, claims or restrictions of any kind and has, or will have on the Closing Date, the absolute, unilateral right, power, authority and capacity to enter into and perform this Agreement without any other or further authorization, action or proceeding, except as specified herein.

4.15	Options and Rights

There are no authorized or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which Seller is or may become obligated to assign or transfer any shares of capital stock of TECHTOM. Upon the transfer to Purchaser on the Closing Date of the TT Stock, Purchaser will have good, legal, valid, marketable and indefeasible title to all the Seller’s TT Stock, free and clear of any liens, pledges, encumbrances, charges, agreements, options, claims or other arrangements or restrictions of any kind, other than those imposed by applicable securities laws.

Article V REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to each Seller, as of the Closing Date, that:

5.1	Organization and Good Standing of the Purchaser.

The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2	Authority.

(a)       The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been, or will prior to Closing be, duly and validly approved and acknowledged by all necessary corporate action on the part of the Purchaser and the Agreement is enforceable in accordance with its terms.

(b)       The execution of this Agreement and the delivery hereof to the Sellers and the purchase contemplated herein have been, or will be prior to Closing, duly authorized by the Purchaser having full power and authority to authorize such actions.

5.3	Consents.

(a)	The execution and delivery of this Agreement, the acquisition of the TT Stock by Purchaser and the consummation of the transactions herein contemplated, and the compliance with the provisions and terms of this Agreement, are not prohibited by the Certificate of Formation or the Operating Agreement of the Purchaser and will not violate, conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any court order, indenture, mortgage, loan agreement, or other agreement or instrument to which the Purchaser is a party or by which it is bound.

(b)	No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or any other agreement referenced herein or the compliance by Purchaser with any of the provisions hereof or thereof.

5.4	Litigation.

There are no legal proceedings pending or, to the best knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

5.5	Capitalization.

The authorized capital stock of the Purchaser, the number and class or kind of the issued and outstanding shares of the Purchaser are as listed on Schedule 2.

Article VI COVENANTS

6.1	Access to Information.

TECHTOM agrees that, prior to the Closing Date, the Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of TECHTOM and such examination of the books, records and financial condition of TECHTOM as it reasonably requests and to make extracts and copies of such books and records.

No investigation prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements contained in this Agreement or any other agreement referenced herein.

6.2	Conduct of the Business Pending the Closing.

(a)	Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, prior to the Closing the Sellers shall, and shall cause TECHTOM to:

(i)	Conduct the business of TECHTOM only in the ordinary course consistent with past practice;

(ii)	Use its best efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill of TECHTOM and (B) preserve its present relationship with parties having business dealings with TECHTOM; and

(iii)	Comply in all material respects with applicable laws.

(b)	Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, prior to the Closing the Sellers shall not, and shall cause TECHTOM not to:

(i)	Transfer, issue, sell or dispose of any shares of capital stock or other securities of TECHTOM or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of TECHTOM;

(ii)	Amend any of the formation documents of TECHTOM;

(iii)	Subject to any lien (except for leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted), any of the properties or assets (whether tangible or intangible) of TECHTOM;

(iv)	Acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets (except for fair consideration in the ordinary course of business consistent with past practice) of TECHTOM;

(v)	Enter into any commitment for capital expenditures out of the ordinary course;

(vi)	Permit TECHTOM to enter into any transaction or to make or enter into any Contract which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice;

(vii)	Permit TECHTOM to enter into or agree to enter into any merger or consolidation with any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to or otherwise acquire the securities of any other party;

(viii)	Agree to do anything prohibited by this Section 6.2 or anything which would make any of the representations and warranties of the Sellers in this Agreement or any other agreement referenced herein untrue or incorrect in any material respect as of any time through and including the Closing.

6.3	Other Actions.

Each of the Sellers and the Purchaser shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement, and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

6.4	Tax Matters.

(a)	Tax Periods Ending on or Before the Closing Date.

The Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for TECHTOM for all periods ending on or prior to the Closing Date which are filed after the Closing Date as soon as practicable and prior to the date due (including any proper extensions thereof).

(b)	Tax Periods Beginning Before and Ending After the Closing Date.

TECHTOM or the Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of TECHTOM for Tax periods that begin before the Closing Date and end after the Closing Date.

6.5	Securities Law Filings

Purchaser shall make, in a timely manner, all filings under applicable federal and state securities laws necessary in order to assure that exemptions from registration are available for the transactions hereunder. In addition, Purchaser shall pay all expenses related to federal securities law filings (attorney fees, auditor fees, EDGAR filer fees) beginning on the date of this Agreement.

Article VII CONDITIONS TO CLOSING

7.1	Conditions Precedent to Obligations of Purchaser.

The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable law):

(a)	all representations and warranties of the Sellers contained herein shall be true and correct as of the date hereof;

(b)	the Sellers shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

(c)	the Sellers shall have obtained all consents and waivers with respect to the transactions contemplated by this Agreement;

(d)	no legal proceedings shall have been instituted or threatened or claim or demand made against the Sellers, TECHTOM, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e)	the Purchaser shall have received an agreement, executed by TECHTOM, agreeing to repay the Purchaser for any and all payments that the Purchaser directly advanced to (and only at the request of) TECHTOM or indirectly advanced on behalf of (and only at the request of) TECHTOM which advances, if any, were made prior to the Closing Date in connection with TECHTOM’s preparation of the Required Financial Statements in the form and substance described in Section 4.7;

(f)	the Purchaser shall have received the Required Financial Statements in the form and substance described in Section 4.7;

(g)	the Purchaser shall have received the legal confirmation letter required by Section 8.1(c) and a separate legal confirmation letter from Purchaser’s counsel confirming the enforceability of this Agreement and the obligations of the Seller hereunder; and

(h)	the Purchaser shall have or have immediate access to readily available funds in an amount equal to at least the Cash Consideration, the source of which funds may be the proceeds of the operational business of the Purchaser, or its subsidiaries, the fund raising efforts of the Purchaser, or its subsidiaries, or otherwise, and it is understood by all Parties that the Purchaser does not currently have such readily available funds.

7.2	Conditions Precedent to Obligations of the Sellers.

The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Sellers in whole or in part to the extent permitted by applicable law):

(a)	all representations and warranties of the Purchaser contained herein shall be true and correct as of the date hereof;

(b)	the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c)	since the Sellers acknowledge and agree that upon consolidation of TECHTOM and the Purchaser it will be in all Parties’ interest to avoid any third party efforts to take over the Purchaser or influence its management or policies, the Purchaser shall have issued the 1,000,000 shares of its Series A Voting Preferred Stock to Michael Mo in accordance with the authority vested in the Purchaser by its shareholders as set forth in the Purchaser’s definitive Information Statement on Form 14C filed on December 4, 2019;

(d)	no legal proceedings shall have been instituted or threatened or claim or demand made against the Sellers, TECHTOM, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(e)	the Purchaser and TECHTOM shall have delivered employment agreements for each of the employees set forth on Schedule 3 hereof, and which employment agreements shall be effective as of the Closing Date and shall have been executed by TECHTOM and the Purchaser with respect to the obligations of the Purchaser contemplated therein.

Article VIII DOCUMENTS TO BE DELIVERED

8.1	Documents to be Delivered by the Sellers.

At or prior to the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser the following:

(a)	This Agreement duly executed by Sellers;

(b)	certificates representing the TT Stock, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached;

(c)	a legal confirmation letter of TECHTOM’s counsel confirming (i) the valid existence and compliance with the laws of its jurisdiction, (ii) all necessary actions, consent and waivers have been taken or received to execute and deliver this Agreement and perform all obligations hereunder, and (iii) this Agreement constitutes the legal, valid, and binding obligation enforceable against TECHTOM and the Sellers; and

(d)	such other documents as the Purchaser may reasonably request, including the Escrow Agreement.

8.2	Documents and Funds to be Delivered by the Purchaser.

At or prior to the Closing, the Purchaser shall deliver to the Sellers the following:

(a)	This Agreement duly executed by Purchaser.

(b)	The payments and issuances required by Section 2.2 hereof; and

(c)	such other documents as the Sellers may reasonably request, including the Escrow Agreement.

Article IX INDEMNIFICATION

9.1     Indemnification. Each individual Seller hereby agrees to indemnify and hold the Purchaser, and its shareholders, directors, officers, employees, affiliates, agents, representatives and permitted assigns, harmless from and against any losses, liabilities, obligations, damages, costs and expenses (collectively, “Losses), directly or indirectly, arising from, based upon, attributable to or resulting from any of the following: (i) any inaccuracy in or breach or non-performance of any of the representations, warranties, covenants or agreements made by Sellers in this Agreement; (ii) the failure of Sellers to perform fully any covenant, provision or agreement to be performed or observed by it pursuant to this Agreement; (iii) the conduct of TECHTOM prior to the Closing Date; provided, however, that the foregoing shall not apply unless the Purchaser makes a claim for indemnification against the Sellers within five (5) years after the execution date of this Agreement.

9.2       Limitation. Except in the case of Losses arising from a Seller’s fraud or willful and intentional breach, the indemnification provided hereunder by the Sellers shall be limited to the Escrowed Funds. Furthermore, the Purchaser, to the extent possible, shall take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder.

Article X MISCELLANEOUS

10.1	Survival of Representations and Warranties.

The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto, and continue in full force and effect for a period of one year.

10.2	Expenses.

The Sellers and the Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. The Purchaser shall pay for all audit-related expenses after the Closing or as needed in preparation for Closing.

All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Sellers.

10.3	Further Assurances.

The Sellers and the Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

10.4	Governing Law; Submission to Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the State of New York, both substantive and remedial, without regard to New York conflicts of law principles. Any judicial proceeding brought against any of the parties to this Agreement or any dispute arising out of this Agreement or any matter related hereto shall be brought in the courts of the State of New York, New York County, or in the United States District Court for the Southern District of New York and, by its execution and delivery of this Agreement, each party to this Agreement accepts the jurisdiction of such courts. The foregoing consent to jurisdiction shall not be deemed to confer rights on any person other than the parties to this Agreement

10.5	Entire Agreement; Amendments and Waivers.

This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

10.6	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

10.7	Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by certified mail, return receipt requested, or via recognized overnight courier service with all charges prepaid or billed to the account of the sender to the parties (and shall also be transmitted by facsimile to the parties receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

(a)	Purchaser:

KULR Technology Group, Inc.

Attention: Michael Mo, CEO

1999 S. Bascom Ave.

Suite 700

Campbell, CA 95008

(b)	Sellers:

As set forth on Schedule 1

10.8	Binding Effect; Assignment; Severability

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.

If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

[signature page(s) follow]

IN WITNESS WHEREOF, the parties hereto have executed or caused to be duly executed this Securities Purchase Agreement as of the date first set forth above.

KULR TECHNOLOGY GROUP, INC.

By:
	Name:	Michael Mo
	Title:	Chief Executive Officer

SELLERS:

(identify Seller)

By:
	Name:	Naoki Tomita
	Title:	President

(identify Seller)

By:
Name:
Title:

(identify Seller)

By:
Name:
Title:

(identify Seller)

By:
Name:
Title:

SCHEDULE 1

Allocation of Cash Consideration

Seller/Address for Notices	TT Stock/Percentage	$ Allocation of Cash Consideration
Naoki Tomita 1-45-7 Fujimoto Building 2F Nishihara , Shibuya-ku , Tokyo 151-0066 JAPAN	1565 / 1565	$1,700,000(100%)

Allocation of KUTG Stock

Seller/Address for Notices	TT Stock/Percentage	$ Allocation of Cash Consideration
Naoki Tomita 1-45-7 Fujimoto Building 2F Nishihara , Shibuya-ku , Tokyo 151-0066 JAPAN	1565 / 1565	$800,000 (80%)
Bingwei YAO 901 , Building 18 , 388 Furongjiang Road , Shanghai ,China	0 / 1565	$200,000 (20%)

Escrowed Funds Allocation

Seller	Percentage	$ Allocation of Escrowed Funds
Naoki Tomita 1-45-7 Fujimoto Building 2F Nishihara , Shibuya-ku , Tokyo 151-0066 JAPAN	100%	$350,000

SCHEDULE 2

Stock	Authorized	Outstanding
Common stock	500,000,000	78,966,105
Series A Preferred Stock	1,000,000	0 (except that 1,000,000 shares have been authorized to be issued to Michael Mo)
Series B Preferred Stock	31,000	30,858
Series C Convertible Preferred Stock	100	Upon Closing, 100
Series D Convertible Preferred Stock	Up to $10,000,000 worth	Upon Closing, up to $10,000,000 worth

SCHEDULE 3

(i)	Naoki Tomita;

(ii)	Kenichi Komatsu;

(iii)	Katsuhiko Kanda;

(iv)	Tetsuya Uehara; and

(v)	Yoji Nagata

CERTIFICATE OF DESIGNATION

OF

SERIES C CONVERTIBLE PREFERRED STOCK

OF
KULR TECHNOLOGY GROUP, INC.

to be filed with the Secretary of State
of the State of Delaware
on or about [*], 2019

KULR TECHNOLOGY GROUP, INC. (the “Corporation”), a corporation organized and existing under the laws of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation, as amended, of the Corporation, and the Board of Directors of the Corporation, has adopted resolutions (a) authorizing the issuance of up to 100 shares of preferred “C” stock, $0.0001 par value per share (individually or collectively the “Preferred C Stock”), of the Corporation and (b) providing for the designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, as follows:

1.	Stated Value. Each share of Preferred C Stock shall have a stated value of $10,000.00 ("Stated Value").

2.	Voting. The holders of shares of Series C Preferred shall have full voting rights and powers, and, except as may be otherwise provided by law, shall vote together with all other classes and series of the stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each holder of shares of Series C Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series C Preferred held by such holder could be converted on the record date for the vote which is being taken. Fractional votes shall not, however, be permitted and, with respect to each holder of Series C Preferred, any fractional voting rights resulting from the above (after aggregating all shares of Common Stock into which shares of Series C Preferred held by a holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

3.	Dividend Rights. Holders of the Preferred C Stock shall not be entitled to receive dividends.

4.	Preference.

a.	In the event of any Liquidity Event, distributions to stockholders of the Corporation shall be made in the following manner: Each holder of a share of Preferred C Stock shall be entitled to receive, subject to the prior preferences and other rights of any class or series of stock of the Corporation ranking in the case of a Liquidity Event senior to the Preferred C Stock, but prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to holders of Common Stock or any other class or series of stock of the Corporation ranking in the case of a Liquidity Event junior to the Preferred C Stock, as to the distribution of assets upon any Liquidity Event, by reason of their ownership of such stock, an amount equal to the Stated Value per share of Preferred C Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Preference Amount"). In the event the funds or assets legally available for distribution to the holders of shares of Preferred C Stock are insufficient to pay in full the Preference Amount as described above, then all funds or assets available for distribution to the holders of capital stock shall be paid to the holders of Preferred C Stock pro rata based on the full Preference Amount to which they are entitled. After payment has been made to the holders of Preferred C Stock of the full Preference Amount to which such holders shall be entitled, the remaining net assets of the Corporation available for distribution, if any, shall be distributed pro rata among the holders of Common Stock. "Common Stock" means the common stock, par value $0.001 per share, of the Corporation and common stock that may hereinafter be authorized and issued by the Corporation and any share of successor or replacement stock.

b.	A "Liquidity Event" means (i) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation") or (ii) any sale, merger, consolidation, reorganization or other transaction which results in a Change of Control. A " Change of Control " is deemed to occur when the following have occurred and are continuing: the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); provided a Change of Control shall not apply to a merger effected solely for the purposes of changing the domicile or name of the Corporation.

5.	Conversion. The shares of Preferred C Stock shall be subject to the following voluntary conversion provisions:

a.	Voluntary Conversion. On or after the 181st date after the date of issuance and subject to the Ownership Limitation, a holder of Preferred C Stock, at its option, may convert all or part of its Preferred C Stock into that number of Common Stock equal to the product determined by multiplying (i) the number of shares of Preferred C Stock to be converted; and (ii) the Voluntary Conversion Ratio.

b.	Certain Definitions:

i.	“Ownership Limitation" means, upon any conversion of Preferred C Stock contemplated by this Section 5, the limitation on the beneficial ownership of Common Stock by the holder such that the number of shares of Common Stock beneficially owned by the holder shall not exceed 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of such Preferred C Stock shares or of other derivative securities issuable upon conversion of such Preferred C Stock shares.

ii.	“Voluntary Conversion Ratio” means and shall be equal to Twenty Thousand (20,000) shares of Common Stock per one (1) share of Preferred C Stock, subject to adjustments as prescribed by Section 5(d) hereof.

c.	Mechanics of Conversion. The conversion of Preferred C Stock shall be conducted in the following manner:

i.	Holder’s Delivery Requirements. To convert Preferred C Stock into full shares of securities of the Corporation on any date (the "Conversion Date"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver, including by email), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion (the "Conversion Notice"), to the Corporation, and (B) with respect to the final conversion of shares of Preferred C Stock held by any holder, such holder shall surrender to a common carrier for delivery to the Corporation as soon as practicable following such Conversion Date but in no event later than six (6) business days after such date the original certificates, if any, representing the shares of Preferred C Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred C Stock Certificates"). Upon the Conversion Date, the rights of the holder as holder of the shares of Preferred C Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of securities of the Corporation shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of such securities represented thereby. The Corporation shall not be obligated to issue certificates evidencing the shares of securities issuable upon such conversion unless certificates evidencing such shares of Preferred C Stock so converted are either delivered to the Corporation or any such transfer agent.

ii.	Corporation’s Response. Upon receipt by the Corporation of a facsimile copy of a Conversion Notice, the Corporation shall immediately send, via facsimile or e-mail, a confirmation of receipt of such Conversion Notice to such holder and the Corporation or its designated transfer agent (the "Transfer Agent"), as applicable, shall, within three (3) business days following the date of receipt by the Corporation of the executed Conversion Notice, issue and deliver or cause to be delivered a certificate or certificates registered in the name of the holder or its designee, for the number of shares of securities to which the holder shall be entitled.

iii.	Record Holder. The person or persons entitled to receive the shares of securities of the Corporation issuable upon a conversion of the Preferred C Stock shall be treated for all purposes as the record holder or holders of such shares of securities on the Conversion Date.

d.	Adjustments of Conversion Ratio. If the Corporation (A) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then in each case the Voluntary Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event and the number of shares issuable upon conversion of the shares of Preferred C Stock shall be proportionately adjusted such that the aggregate and applicable conversion ratio of Preferred C Stock shall remain unchanged. Any adjustment made pursuant to this Section 5(d) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

6.	Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or e-mail or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Corporation.

7.	No Fractional Shares. No fractional shares of Common Stock or other securities of the Corporation or scrip representing fractional shares shall be issued upon any conversion of shares of Preferred C Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock or other securities of the Corporation as determined in good faith by the Board of Directors, or round-up to the next whole number of shares, at the Corporation’s option.

8.	Amendments. None of the terms of the Preferred C Stock set forth herein may be amended, modified or waived without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Preferred C Stock, voting together as a single class.

9.	Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred C Stock Certificates representing the shares of Preferred C Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Preferred C Stock Certificates, the Corporation shall execute and deliver new Preferred C Stock Certificates of like tenor and date; provided, however, that the Corporation shall not be obligated to re-issue Preferred C Stock Certificates if the holder contemporaneously requests the Corporation to convert such shares of Preferred C Stock Certificates into Common Stock or other securities of the Corporation.

10.	Exclusion of Other Rights and Privileges. Except as may otherwise be required by law, the Preferred C Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation (as such resolution may be amended from time to time pursuant to Section 8 hereof).

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate in the name and on behalf of KULR TECHNOLOGY GROUP, INC., on the [*] day of March, 2019, and the statements contained herein are affirmed as true under penalty of perjury.

KULR TECHNOLOGY GROUP, INC.

By:
Michael Mo
Chief Executive Officer

ESCROW AGREEMENT

This Escrow Agreement, dated this [*] day of April 2019 (this “Escrow Agreement”), is entered into by and among KULR Technology Group, Inc., a Delaware corporation (the “Purchaser”), all of the equity owners (collectively the “Sellers”) of TECHTOM Co., Ltd. (“TECHTOM”) and Sichenzia Ross Ference LLP, as escrow agent (“Escrow Agent”). Capitalized terms not defined herein shall have the meanings assigned to them in the Securities Purchase Agreement (as defined herein).

RECITALS

WHEREAS, the Parties entered into that certain Securities Purchase Agreement dated April [*], 2019 (the “Securities Purchase Agreement”);

WHEREAS, Section 2.2 and Section 2.3 of the Securities Purchase Agreement provides that, at the closing of the transactions contemplated by the Securities Purchase Agreement (the “Closing”), Three Hundred Fifty Thousand U.S. Dollars ($350,000) shall be delivered to the Escrow Agent in immediately available funds (the “Escrowed Funds”);

WHEREAS, the Securities Purchase Agreement provides for the deposit of the Escrowed Funds at Closing and the subsequent release of the Escrowed Funds in accordance with the schedule set forth on Annex A hereto;

WHEREAS, the Securities Purchase Agreement provides that Sellers will indemnify the Purchaser and Purchaser and their respective shareholders, directors, officers, employees, affiliates, agents, representatives and permitted assigns with respect to any and all liabilities, losses, damages, costs and expenses (including reasonable attorney’s fees and costs) (collectively, “Losses”) that arise out of the tax liabilities or otherwise with respect to the filing of TECHTOM’s fiscal year-end tax return (pursuant to the oblitation set forth in Section 6.4(a) of the Securites Purchase Agreement), and in connection with such indemnification $100,000 of the Escrowed Funds shall be placed in escrow pursuant to the terms and subject to the conditions of this Escrow Agreement;

WHEREAS, the Securities Purchase Agreement provides that Sellers will indemnify the Purchaser and Purchaser and their respective shareholders, directors, officers, employees, affiliates, agents, representatives and permitted assigns with respect to any and all Losses upon the terms and subject to the conditions provided in the Securities Purchase Agreement, and in connection with such indemnification, $250,000 of the Escrowed Funds shall be placed in escrow pursuant to the terms and subject to the conditions of this Escrow Agreement;

WHEREAS, the Parties hereto acknowledge that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under Securities Purchase Agreement, that all references in this Escrow Agreement to the Securities Purchase Agreement is for convenience, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement; and

WHEREAS, the Parties have agreed to appoint Escrow Agent to hold the Escrowed Funds and Escrow Agent agrees to no other obligation but to hold and distribute Escrowed Funds, in accordance with the terms and provisions of this Escrow Agreement.

NOW, THEREFORE, in consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and Escrow Agent agree as follows:

ARTICLE 1
ESCROW DEPOSIT

Section 1.1        Appointment of Escrow Agent. The Parties hereby designate and appoint Escrow Agent as their agent to receive, hold in escrow, and disburse the Escrowed Funds in accordance with the term of this Escrow Agreement, and Escrow Agent accepts such appointment.

Section 1.2        Receipt and Deposit of the Escrowed Funds and Commencement of Duties.

(a)       Upon execution hereof or upon the Closing (as defined in the Securities Purchase Agreement), Purchaser shall deliver to Escrow Agent the Escrowed Funds and Escrow Agent shall promptly acknowledge receipt of the Escrowed Funds.

(b)       Upon receipt of the Escrowed Funds by the Escrow Agent, the duties and obligations of the Escrow Agent and the Parties to this Agreement shall commence.

Section 1.3        Procedures with Respect to Indemnification Claims.

(a)       Claim. If, at any time and from time to time from the date hereof until such date that is twelve (12) months after the date of the Closing (the “Escrow Period”), Purchaser desires to make a claim against the Escrowed Funds pursuant to the Securities Purchase Agreement (each, a “Claim”), Purchaser shall deliver a written notice of the Claim (a “Claims Notice”) to Escrow Agent, with a copy to Sellers, substantially in the form attached hereto as Annex I specifying the nature of the Claim, the estimated amount of damages to which Purchaser believes it is or may be entitled to under the Securities Purchase Agreement (the “Claimed Amount”) and Purchaser and/or Purchaser payment delivery instructions.

(b)       Response by the Sellers. Within thirty (30) calendar days after receipt by Escrow Agent of any Claims Notice (“Response Period”), Sellers shall, with respect to such Claims Notice, by notice to Purchaser and Escrow Agent (a “Response Notice”) substantially in the form attached hereto as Annex II, either (i) concede liability for the Claimed Amount in whole, or (ii) deny liability for the Claimed Amount in whole or in part (it being understood that any portion of the Claimed Amount for which Sellers have not denied liability shall be deemed to have been conceded). If Sellers denies liability in whole or in part, such Response Notice shall be accompanied by a reasonably detailed description of the basis for such denial. The Claimed Amount for which Sellers has conceded liability is referred to herein as the “Conceded Amount.” If Sellers has conceded liability for any portion of the Claimed Amount, Sellers and Purchaser, by joint notice substantially in the form attached hereto as Annex III, shall instruct Escrow Agent to promptly deliver to Purchaser the amount of remaining Escrowed Funds representing the Conceded Amount specified in such notice (such joint notice, the “Conceded Amount Notice”); provided, however, that if Sellers fails to deliver a Response Notice within the thirty (30) calendar day period, Sellers shall be deemed to have conceded the Claimed Amount in full (the “Deemed Concession”) (and the Claimed Amount in full of such Deemed Concession shall constitute a “Conceded Amount”) and Escrow Agent shall promptly deliver to Purchaser the amount of remaining Escrowed Funds representing the Conceded Amount of the Deemed Concession.

(c)       Resolutions of Disputes.

(i)       If Sellers has denied liability for, or otherwise disputes the Claimed Amount, in whole or in part, Sellers and Purchaser, on behalf of the applicable claimant, shall attempt to resolve such dispute within thirty (30) calendar days. If the Parties resolve such dispute, they shall deliver to Escrow Agent a Conceded Amount Notice signed by all of the Sellers and Purchaser. Such Conceded Amount Notice shall instruct Escrow Agent to deliver to the Purchaser the amount, if any, of Escrowed Funds agreed to by both the Parties in settlement of such dispute.

(ii)       If the Parties fail to resolve such dispute within thirty (30) calendar days after receipt by Escrow Agent of the Response Notice corresponding to such dispute, the issue of liability for any such dispute with respect to Claims shall be submitted to arbitration for the purposes of obtaining a final, conclusive and binding decision (the “Final Decision”). Such Final Decision shall contain the amount, if any, of the Party’s liability for the Claimed Amount as finally determined by such arbitration (the “Ordered Amount”). The arbitration shall be in conformity with and subject to the applicable rules and procedures of American Arbitration Association in New York, New York. The arbitration shall be conducted before a panel of three (3) arbitrators, with one arbitrator to be selected by the Sellers, one by the Purchaser and the third arbitrator to be selected by the arbitrators selected by the Parties. The Parties agree to be (A) subject to the jurisdiction and venue of the arbitration in New York, NY, (B) bound by the decision of the arbitrator as the final decision with respect to the dispute, and (C) subject to the jurisdiction of the federal courts of the United States of America or the courts of the State of New York in each case located in the County of New York, New York for the purpose of confirmation and enforcement of any award. Upon reaching the Final Decision, Purchaser shall deliver to Escrow Agent a notice setting forth the Ordered Amount, and any corresponding documentation illustrating the Final Decision.

(d)       Payment of Claims. Escrow Agent shall promptly deliver the applicable amount of remaining Escrowed Funds no later than the fifth (5th) business day following the determination of a Payment Event (as such term is defined below), to Purchaser from the remaining Escrowed Funds: (i) following any concession of liability by Sellers, in whole or in part, the Conceded Amount as set forth in the Conceded Amount Notice; (ii) following any Deemed Concession of liability by Sellers, the Conceded Amount; or (iii) following receipt by Escrow Agent of any Final Decision, the Ordered Amount (collectively, clauses (i) (ii) and (iii), the “Payment Events”).

Section 1.4        Disbursements.

(a)       Subject to adjustments for any disbursements made pursuant to Sections 1.4(b), (c), (d) and (e), upon receipt of joint written notice from the Sellers and Purchaser, Escrow Agent shall release to Sellers and/or its designees that portion of the Escrowed Funds set forth in such notice.

(b)       Upon the earlier of termination of this Escrow Agreement pursuant to Section 1.5 hereof or joint written notice from the Sellers and Purchaser, Escrow Agent shall release from the remaining Escrowed Funds to Sellers and/or its designees, any portion of the remaining Escrowed Funds then remaining less the aggregate Claimed Amount for all then outstanding claims for any Losses (“Outstanding Claims”) asserted within the Claims Period.

(c)       Upon receipt of a Conceded Amount Notice with respect to a particular Outstanding Claim, Escrow Agent shall promptly deliver to Purchaser, the Conceded Amount in accordance with Section 1.3(b) herein.

(d)       Upon receipt of a Final Decision with respect to a particular Outstanding Claim, Escrow Agent shall promptly deliver to Purchaser, as the case may be, the Ordered Amount, if any, in accordance with Section 1.3(c)(ii) herein. Any court or arbitrator order shall be accompanied by an opinion of counsel for the presenting party that such order is final and non-appealable.

Section 1.5       Termination. So long as no unresolved Claims Notices remain outstanding, this Escrow Agreement shall terminate on such date as is twelve (12) months after the date of the Closing (the “Termination Date”), at which time Escrow Agent is authorized and directed to disburse the remaining Escrowed Funds in accordance with Section 1.4 and this Escrow Agreement shall be of no further force and effect except that the provisions of Sections 3.1 and 3.2 hereof shall survive termination.

ARTICLE 2
DUTIES OF THE ESCROW AGENT

Section 2.1        Scope of Responsibility. Notwithstanding any provision to the contrary, Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to Escrow Agent; and Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and Escrow Agent has no duties or obligations with respect thereto. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2       Attorneys and Agents. Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by Escrow Agent. Escrow Agent shall be reimbursed as set forth in Section 3.1 herein for any and all reasonable compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

Section 2.3        Reliance. Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns. Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority. Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to Escrow Agent authorized signers’ forms in the form of Exhibit A-1 and Exhibit A-2 to this Escrow Agreement.

Section 2.4        Right Not Duty Undertaken. The permissive rights of Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.5       No Financial Obligation. No provision of this Escrow Agreement shall require Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 3
PROVISIONS CONCERNING ESCROW AGENT

Section 3.1        Indemnification. The Parties, jointly and severally, shall indemnify, defend and hold harmless Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable attorneys’ fees and expenses or other professional fees and expenses which Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against Escrow Agent, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of Escrow Agent. The provisions of this Section 3.1 shall survive the resignation or removal of Escrow Agent and the termination of this Escrow Agreement.

Section 3.2        Limitation of Liability. ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3        Resignation or Removal. Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination. Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and Escrow Agent’s sole responsibility thereafter shall be to safely keep the remaining Escrowed Funds and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with Escrow Agent or in accordance with a court order. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4        Compensation. The Parties agree that Purchaser will pay the fees, expenses or other amounts owed to Escrow Agent hereunder, which initial fee shall be $5,000. The fee agreed upon for the services rendered hereunder is intended as full compensation for Escrow Agent's services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then Escrow Agent shall be compensated for such extraordinary services and reimbursed for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event.

Section 3.5        Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or Escrow Agent is in doubt as to the action to be taken hereunder, Escrow Agent is authorized to retain the remaining Escrowed Funds until Escrow Agent (a) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the remaining Escrowed Funds, (b) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the remaining Escrowed in which event Escrow Agent shall be authorized to disburse the Escrowed Funds in accordance with such final court order, arbitration decision, or agreement, or (c) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, Escrow Agent shall be relieved of all liability as to the remaining Escrowed Funds and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

Section 3.6        Merger or Consolidation. Any corporation or association into which Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7        Attachment of Escrow; Compliance with Legal Orders. In the event that any remaining Escrowed Funds shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the remaining Escrowed Funds, Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 3.8        Force Majeure. Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

ARTICLE 4
MISCELLANEOUS

Section 4.1        Successors and Assigns. This Escrow Agreement shall be binding on and inure to the benefit of the Parties and Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement. No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and Escrow Agent and shall require the prior written consent of the other Party and Escrow Agent (such consent not to be unreasonably withheld).

Section 4.2        Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrowed Funds escheat by operation of law.

Section 4.3        Notices. All notices, requests, demands, and other communications required under this Escrow Agreement (each, a “Notice”) shall be in writing, in English, and shall be deemed to have been duly given if delivered (a) personally, (b) by facsimile transmission with written confirmation of receipt, (c) by overnight delivery with a reputable national overnight delivery service, or (d) by mail or by certified mail, return receipt requested, and postage prepaid. If any Notice is mailed, it shall be deemed given five (5) business days after the date such notice is deposited in the United States mail. Any Notice given shall be deemed given upon the actual date of such delivery. If any Notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify Escrow Agent and the other Party in writing of any name or address changes. In the case of any Notice delivered to Escrow Agent, such Notice shall be deemed to have been given on the date received by the Escrow Agent.

(a)	If to Sellers, to:

See Securities Purchase Agreement

(b)	If to Purchaser or Purchaser, to:

KULR Technology Group, Inc.

1999 S. Bascom Ave., Suite 700

Campbell, CA 95008

Attention: Michael Mo, CEO

With a copy (which shall not constitute notice) to:

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 37th Floor

New York, New York 10036

Fax: (212) 930-9725

Attention: Jay K. Yamamoto, Esq.

(c)	If to Escrow Agent:

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 37th Floor

New York, New York 10036

Fax: (212) 930-9725

Attention: Darrin M Ocasio, Esq.

With a copy to Sellers, if Purchaser is giving the Notice to Escrow Agent

With a copy to Purchaser, if Sellers is giving the Notice to Escrow Agent

Section 4.4        Governing Law. This Escrow Agreement, and all claims or causes of action that may be based upon, arise out of or relate to this Escrow Agreement will be construed in accordance with and governed by the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State without regard to conflicts of laws principles thereof. Any dispute arising under or in connection with any matter of any nature (whether sounding in contract or tort) relating to or arising out of this Escrow Agreement, shall be resolved exclusively by arbitration. The arbitration shall be in conformity with and subject to the applicable rules and procedures of the American Arbitration Association in New York, NY. The arbitration shall be conducted before a panel of three (3) arbitrators, with one arbitrator to be selected by the Sellers, one by the Purchaser and the third arbitrator to be selected by the arbitrators selected by the Parties. The Parties agree to be (a) subject to the exclusive jurisdiction and venue of the arbitration in New York County, City of New York, State of New York (b) bound by the decision of the arbitrator as the final decision with respect to the dispute, and (c) subject to the jurisdiction of both of the federal courts of the United States of America or the courts of the State of New York for the purpose of confirmation and enforcement of any award.

Section 4.5        Entire Agreement. This Escrow Agreement, together with the Securities Purchase Agreement, sets forth the entire agreement and understanding of the Parties related to the Escrowed Funds.

Section 4.6       Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and Escrow Agent.

Section 4.7       Waivers. The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8       Headings. Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9       Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument. Counterparts delivered by facsimile, e-mail or other electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

PURCHASER
KUlr technology group, inc.

By:
Name:
Title:

SELLERS

Name:

Name:

Name:

Escrow Agent
SICHENZIA ROSS FERENCE LLP

By:
Name:
Title:

Annex A

Conditions to Release of Escrowed Funds

Up to $100,000 of the Escrowed Funds

•	upon filing of the fiscal year-end tax returns, pursuant to the obligations set forth in Section 6.4(a) of the Securities Purchase Agreement, and, after payment of any tax liability, if any, the remainder of the $100,000 of such Escrowed Funds set aside for this purpose shall be released to the Sellers upon filing of such tax returns.

Up to $250,000 of the Escrowed Funds

•	up to $250,000 of indemnification obligations of Sellers under Article IX of the Securities Purchase Agreement and, after payment of such obligations, if any, the remainder of the $250,000 of such Escrowed Funds set aside for this purpose shall be released to the Sellers after twelve (12) months following the date of the Closing.